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                     September 4, 2020

       Donald M. Callahan
       Chief Financial Officer
       Metaurus Equity Component Trust
       c/o Metaurus Advisors LLC
       589 Fifth Avenue, Suite 808
       New York, New York 10017

                                                        Re: Metaurus Equity
Component Trust
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 30,
2020 and Amended August 12, 2020
                                                            File No. 001-38344

       Dear Mr. Callahan:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance